Exhibit 99.1

Theriva Biologics Announces First Patient Dosed in VIRAGE, a Phase 2b Trial of Systemically Administered VCN-01 in Combination with Chemotherapy in Pancreatic Ductal Adenocarcinoma

-Initiation of Phase 2b trial follows clearance from the US Food and Drug Administration (FDA) and Spanish Agency for Medicines and Health Products (AEMPS)-

-The first patient was dosed in Spain; trial expected to enroll 92 adults at sites across the US, Spain, and Germany-

Rockville, MD, January 17, 2023 – Theriva Biologics (NYSE American: TOVX), (“Theriva” or the “Company”), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced the first patient has been dosed in VIRAGE, the Phase 2b randomized, open-label, placebo-controlled, multicenter clinical trial of systemically administered VCN-01 in combination with standard-of-care (SoC) chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy for patients with newly-diagnosed metastatic pancreatic ductal adenocarcinoma (PDAC).

“The dosing of the first patient in our Phase 2b PDAC trial represents an important step in our pursuit to address unmet needs for patients with difficult-to-treat cancers,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “The incidence of PDAC continues to rise and while it continues to have one of the lowest survival rates among all cancer types, efforts to improve upon the standard of care treatment have largely stalled. In contrast, we are encouraged by the growing clinical data that underscore VCN-01’s differentiated mechanism of action, as well as the biological activity and synergistic clinical benefit observed in combination with SoC chemotherapy for patients with PDAC and other solid tumors. With regulatory clearance from the FDA and AEMPS, we look forward to the continued progress of this program and more broadly, the advancement of our novel OV platform.”

About VIRAGE

VIRAGE is a two-arm Phase 2b open-label, randomized, controlled, multicenter clinical trial in patients with histologically confirmed, newly-diagnosed metastatic PDAC. VIRAGE is expected to enroll up to 92 adult participants at up to 25 sites across the US, Spain, and Germany. In both the control and treatment arms, patients will receive gemcitabine/nab-paclitaxel standard of care chemotherapy over 28-day cycles. In the treatment arm only, patients will also receive systemically administered VCN-01 seven-days prior to the first and fourth cycles of gemcitabine/nab-paclitaxel treatment. Primary endpoints for the trial include overall survival and VCN-01 safety/tolerability. Additional endpoints include progression free survival, objective response rate, and measures of biodistribution, VCN-01 replication, and immune response. Since this is an open label trial, progress will be monitored very closely and steps to accelerate the clinical program may be implemented if supported by the emerging data. More information about the trial is available here and through the Spanish Clinical Trials Registry (EudraCT Number: 2022-000897-24).

About Theriva Biologics, Inc.

Theriva Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L. , has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients); and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the trial being expected to enroll 92 adults at sites across the U.S., Spain and Germany and the continued progress of the Company’s program and more broadly, the advancement of our novel OV platform. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s and VCN’s ability to reach clinical milestones when anticipated including enrolling the expected number of patients in each trial, the Company’s ability to successfully combine and operate the business of the Theriva Biologics and VCN, the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608